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                                                                   [CORVIS LOGO]


For Immediate Release

               Corvis Corporation to Acquire Focal Communications

  Expands Market Opportunities and Revenue Stream for Broadwing Communications
          While Accelerating Broadwing's Access Forward Cost Initiative

       Nationwide CLEC Offers Complementary Footprint in Major Metro Areas

   Broadwing's All-Optical Network to Lower Focal's Long Haul Transport Costs


COLUMBIA, MD (March 8, 2004) - Corvis Corporation (NASDAQ: CORV), a leading provider of intelligent optical networking solutions, today announced that it has signed an agreement to acquire Chicago-based competitive local exchange carrier (CLEC) Focal Communications Corporation, a nationwide provider of voice and data solutions for enterprises, carriers and resellers.

"We believe that Focal meets all the criteria we've previously discussed for a strategic acquisition. Clearly, Focal will help further support our growth strategy for Broadwing," said Dr. David Huber, Corvis chairman and CEO. "Focal will help us expand our nationwide network footprint and reduce our access costs. They will also help add valuable customers and revenue without putting undue stress on our balance sheet."

Broadwing Communications built and operates a one-of-a-kind, ultra-long haul, all-optical network and award-winning IP backbone that provides networking solutions for voice, video and data applications used by carriers and enterprises. Focal is a competitive local exchange carrier with 4,000 enterprise and wholesale/carrier customers. Focal operates in 23 Tier 1 markets from Boston to Miami and New York to Los Angeles. Focal also has its own metro fiber footprint in nine Tier 1 national markets.

The Company said it has agreed to acquire Focal for a total consideration of $210 million, which will be comprised of approximately $101 million in equity to be issued to Focal's existing equity holders and the assumption or payment of approximately $109 million of Focal's existing debt and other long-term capital lease obligations.

Focal expects to report annual revenues of approximately $320.0 million for fiscal 2003. As of December 31, 2003, Focal had cash and cash equivalents of $24.9 million.

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Focal Communications will expand the reach of Broadwing's 18,500-mile nationwide all-optical network into targeted local markets throughout the United States.
The addition of these metropolitan markets will help further support the company's market attack plan with enterprise and strategic carrier customers.

"This is a combination that makes great business sense. Our operations clearly complement each other and we both have a reputation for and dedication to excellent customer service," said Kathleen Perone, president and CEO of Focal Communications.

The Company also stated that Focal Communications would help accelerate its progress with its Voice over Internet Protocol (VoIP) services offering and its "Access Forward" cost initiative, which is aimed at reducing local loop or access charges. The Focal acquisition will help reduce planned capital expenditures for Broadwing's current voice network platform due to the synergies expected with Focal's state-of-the-art voice network. In turn, Broadwing will enable Focal to offer bundled data and voice services to its existing customers who subscribe primarily to voice services today. The Broadwing network is expected to significantly lower Focal's current long-haul transport and switching costs.

The acquisition has been approved by the Boards of Directors of both Corvis and Focal and is subject to customary closing conditions including the approval of Focal's shareholders, which is required to be obtained within 30 days. Corvis said it expects the acquisition to close late this summer.

Corvis' legal advisors were Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, PC. Focal's legal advisors were Kirkland and Ellis, LLP. Focal was also advised in the transaction by Miller Buckfire Lewis Ying & Co., LLC.

About Corvis
------------

Corvis Corporation, and its consolidated subsidiary, Broadwing Communications, deliver innovative optical networking solutions that deliver voice, video and data solutions rapidly, flexibly and at the lowest total cost in the industry. Broadwing Communications is an innovative provider of data, voice and video solutions to carriers and large enterprises.Enabled by its one-of-a-kind, all-optical network and award-winning IP backbone, Broadwing offers a full suite of the highest quality communications products and services, with unparalleled customer focus and speed.

Corvis provides service providers and government agencies with scalable optical networking equipment that dramatically reduce the overall expenses associated with building and operating networks.

Corvis, Broadwing and the Corvis and Broadwing logos are trademarks and/or service marks of Corvis Corporation. All other trademarks are the property of their respective owners.

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Investor Note Regarding Forward Looking Statements
--------------------------------------------------

This announcement and related information may contain certain forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's filings with the Securities and Exchange Commission.

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Corvis Contact:
Andrew G. Backman
Vice President
Investor and Public Relations
(443) 259-4259
Fax: (443) 259-4427
investorinformation@corvis.com
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